 GLOBALSTAR ANNOUNCES 2020 FINANCIAL RESULTS AND BUSINESS UPDATE

Covington, LA (March 3, 2021) - Globalstar, Inc. (NYSE American: GSAT) today announced financial and operating results for the fourth quarter and year ended December 31, 2020.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "2020 was a very productive year for Globalstar as we surpassed a series of milestones in both the satellite business and in terrestrial spectrum. Momentum has continued into 2021. In this release we provide an overview of the satellite business’s recent performance and update our strategies going forward. We also revisit the terrestrial spectrum progress that we have made in recent months and expected developments in the next year. This release is meant to offer investors a fulsome view of where the Company is today and where we believe we are going."

The most significant development for Globalstar in recent weeks was Qualcomm Technologies’ announcement of their Snapdragon X65 modem-RF System which includes support for 3GPP Band n53, covering S-band spectrum currently licensed to Globalstar. This marks a significant milestone for the Company and is critical to the commercialization of Globalstar's terrestrial spectrum. By having 5G band support for n53 in Qualcomm Technologies’ 5G solutions, the potential device ecosystem expands significantly to include a host of consumer and industrial devices.

Another recent spectrum-related announcement is the planned deployment of Band 53 at the Port of Seattle. This deployment is one of many we expect will come through our partnership with Nokia. The Company also recently announced an alliance with Paul Jacobs’s company XCOM Labs, where Globalstar and XCOM will jointly pursue private network opportunities in dense environments. With regulatory, standardization and ecosystem hurdles behind it, and with the help of a growing list of a high quality companies, the Company is well positioned to meet increasing demands for licensed spectrum for both 5G dedicated networks and new private LTE/5G business models.

Mr. Kagan continued, "2020 brought a record number of activations for our SPOT products. This has continued into 2021, with sales of outdoor and recreational equipment maintaining elevated levels in this social distancing environment. We are pursuing growth through new partnerships, such as with Battlbox, a subscription box service popular with the SPOT demographic as well as our partnership with Jeep which was announced last year.”

Demand for Globalstar’s Commercial IoT products was unfavorably impacted by the exposure to the oil and gas industry throughout 2020, however, this trend is reversing in 2021 as exploration and production activity recovers. Globalstar continues to believe IoT is a transformative growth story which is driving increased focus in this area of the business and believes it will soon have a product suite that significantly improves its competitive position, including the introduction of a two-way IoT device, which is first priority on the product road map. Ceres Tag supplies satellite services to the livestock industry through the world’s first and only satellite connected smart ear tag. Our value-added resellers in this market vertical expect orders of up to 300,000 units over the next 24 months, and we anticipate significant growth thereafter. As the Company has communicated previously, this is low ARPU business but also low churn, not capacity-demanding and one of our largest IoT growth opportunities to date. Globalstar’s low earth orbit satellite constellation is well suited to deliver connectivity to small, low-cost devices due to a combination of the network architecture and its low band spectrum position. The livestock opportunity is a match for the types of service and price point that the Company can offer. While this is a one-way service, the Company is focused on expanding applications to deliver similar opportunities in the two-way market just as we did when SPOT expanded to two-way, multiplying the addressable market in outdoor retail beyond positioning and emergency services to full messaging applications. In IoT we will have both one and two-way products providing transparency in the logistics supply chain and expanding from tracking-only to tracking combined with command and control applications where needed.

Mr. Kagan concluded, "Finally, we are on sound footing relative to our debt repayment obligations with the funding of our second quarter 2021 principal payment fully committed. We are required to raise $45 million through equity proceeds this month and we confidently expect to meet this requirement through second lien warrant exercises. Pro forma for the scheduled second quarter payment, we will have only approximately $90 million of first lien principal outstanding, net of restricted cash."

The Company expects to file a Prospectus Supplement at the end of this month following the anticipated exercise of the remaining warrants held by the Company’s second lien lenders. This Prospectus Supplement completes the registration for the shares underlying the warrants issued in November 2019 and does not relate to any new financing, nor does it indicate an intention of any holders to sell their shares upon exercise. If all remaining warrants are exercised prior to the expiration date on March 31, the Company expects total proceeds of $43.7 million, which would reduce the principal outstanding under the Company's first lien facility agreement.

Jay Monroe, Executive Chairman of Globalstar, added, “While the team was largely unable to travel in the past year, we managed to capitalize on the time to make significant progress on our terrestrial spectrum efforts and continued to develop products we think will help us transform the satellite business. The development work over the last year culminated in several announcements in the first few weeks of 2021. Some of these announcements had been foreshadowed in prior earnings releases but hard milestones were recently passed representing tangible progress. The team continues to push every day towards our goal of maximizing the value of the diverse assets within Globalstar."

Globalstar controls a unique collection of assets for the future connected world. The Company’s in-orbit LEO constellation allows it to offer low-cost connectivity to the billions of future connected devices outside of the terrestrial wireless footprint. While a variety of satellite constellations are being dreamt up and some are being launched, the new entrants are generally using higher frequency spectrum bands that make hand-held device mobility difficult, and are also addressing different business models than Globalstar. Globalstar has the advantage of being available now and is expanding the list of parties and subscribers that can leverage our low band, low power, and low price connectivity. Meanwhile, Globalstar’s terrestrial spectrum is a global opportunity that can offer a controlled, licensed spectrum resource to future applications where secure reliable connectivity is critical. While Band 53 is currently ready to service the needs of more bespoke deployments like ports, the recent news of broad chip availability expands the ecosystem and reduces barriers to use. Spectrum is a non-depleting natural resource and the Company is looking forward to the annuity-like cash flow that management expects to generate.

Mr. Monroe continued, “The bear thesis on Globalstar has been some combination of a not wide enough terrestrial spectrum band, low power levels, underperforming satellite business and balance sheet risks. But our recent announcements of milestones hit over the last few months deliver against each element of this thesis. The announcement of Nokia’s work with Tideworks and Band 53’s inclusion in major 5G chipsets provides more concrete evidence that there are current use cases for our spectrum resource. The Ceres Tag announcement is another example, like the SPOT franchise before it, to address the underperforming satellite business narrative. Other near-term opportunities will address any remaining satellite performance arguments. Lastly, as the equity market begins to reflect more of the value we have long seen, the balance sheet risks continue to diminish, allowing investors to more comfortably see what we are developing.”

The Company is aggressively commercializing Band 53 globally and expects to close many revenue generating opportunities both in the US and in other approved countries in 2021. Management looks forward to sharing those wins as they are completed. Opportunities in 2021 are likely to remain in the transportation, logistics, oil and gas or mining sectors but the Company looks forward to reaching broader markets as the new 5G modem is deployed. The recent successes of Anterix’s private networks deals, CBRS and the C-band auction have all combined to highlight the value for spectrum, especially licensed spectrum, and Globalstar looks forward to deals and deployments in a similar fashion.

While commercialization efforts have picked up, the Company is still proceeding with multiple regulatory efforts around the world. Today, the Company’s terrestrial authorities cover 730 million people with 9.1 billion MHz-POPs and we expect to continue to add more approved countries. The Company is also developing other regulatory strategies to further increase the value of Globalstar’s other spectrum bands and satellite resources after successfully “terrestrializing” Band 53 in Canada, Brazil, Kenya and South Africa in roughly the last year.

Mr. Monroe concluded, “As many of you know, I spend the vast majority of my time trying to maximize the value of Globalstar. Thermo also has venture and late-stage investments outside of Globalstar which have been made to deliberately create synergies intended to benefit Globalstar. Fitting this theme, Thermo has made small, minority investments in Orion Labs, Pivotal Commware, Airspan, Recon Dynamics and XCOM Labs. Each one of these companies is either working directly to create Band 53 opportunities and provides insight into new mission critical networks or is advancing new opportunities in satellite services. Independent profit to Thermo from these investments is a secondary motivation with the primary intention being to back great technologies and management teams whose products and services can improve Globalstar’s prospects.

"These companies are at different stages of their development, but all have increased our conviction that we are entering a substantial secular growth period for new telecom equipment, related software and services. Airspan is building new small cell networks in the US and abroad. Pivotal is driving mmWave deployments that could alter the dynamic between cable and wireless which have direct implications for Band 53. Recon offers operational intelligence through their adaptable sensor technology connected terrestrially or over our satellites. Orion allows the “undesked” worker to communicate effectively with their teams, a vital application in many private networks. XCOM is doing exciting things to allow highly spectrally efficient connectivity in very dense and dynamic environments and providing the network for advanced VR and AR experiences with better mobility. All of these companies are cutting edge and actively helping Globalstar better position the satellite and spectrum resources to maximize their value.

"While 2020 was an exciting year, the Company expects 2021 to be the defining year where our assets are transformed from what were speculative opportunities to producing meaningful revenue."

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2020 increased $1.3 million, or 4%, from the fourth quarter of 2019 due to an increase in service revenue, offset partially by a decrease in subscriber equipment sales revenue.

Service revenue increased $2.4 million, or 9%, in the fourth quarter of 2020 compared to the fourth quarter of 2019. This increase was due to higher engineering services revenue of $2.4 million, which was related primarily to a network feasibility study. Additionally, in the fourth quarter of 2020, we recognized $2.9 million of revenue associated with a contract that was executed in 2007 for the construction of a gateway in Nigeria. This contract was terminated in December 2020 due to a lack of performance by the partner, and our performance of all obligations in accordance with the terms of the contract. Offsetting these two items was a decrease in subscriber-driven revenue streams totaling $2.9 million, primarily due to lower Duplex and SPOT service revenue.

The decline in Duplex service revenue was due primarily to fewer average subscribers driven by normal churn in the base exceeding gross activations over the last twelve months. Notably, however, gross activations during the fourth quarter of 2020 were up nearly 7% from the prior year's quarter following a higher volume of Duplex handset sales during 2020. The decline in Duplex service revenue was also impacted by lower ARPU resulting from lower priced service plans and promotional pricing in place during 2020, which contributed to higher activations.

The decline in SPOT service revenue in the fourth quarter of 2020 was due to fewer subscribers and lower ARPU. The decrease in SPOT subscribers during 2020 is due to elevated churn, both voluntary and involuntary. While the involuntary churn is related to subscriber base cleanup and, therefore, not expected to recur, we have various initiatives underway that are focused on reducing voluntary subscriber churn, which has normalized in recent months. Importantly, gross subscriber activations were 22% higher during the fourth quarter of 2020 from the prior year's fourth quarter. The decrease in SPOT ARPU was due to lower-priced service plans rolled out during mid-2019, including flex plans which allow subscribers to suspend their service when not in use. These competitive pricing and service options contributed to higher activations during 2020.

The decline in Commercial IoT service revenue in the fourth quarter of 2020 was due primarily to lower ARPU. We issued service credits to certain of our largest customers that operate in the oil and gas industry in order to support them and their direct customers following the market downturn in 2020; we do not expect these credits to recur in 2021. Average subscribers were also lower due to the impact of COVID-19, which reduced overall demand in 2020.

Subscriber equipment sales revenue decreased $1.0 million, or 19%, in the fourth quarter of 2020 compared to the fourth quarter of 2019. This decline was due primarily to a decrease in Commercial IoT sales, offset partially by an increase in SPOT equipment sales. We experienced lower demand for our Commercial IoT devices from our customers that operate in the oil and gas industry. To address this concentration risk, we continue to diversify and expand our value-added reseller partnerships to both reduce our exposure to cyclical downturns in any particular industry and broaden our reach to new verticals. Integrated closely with this expansion is an augmented product lineup that addresses the connectivity needs of various customers and deployment strategies.

Offsetting the decline from Commercial IoT sales was an increase in revenue generated from SPOT hardware sales. This increase in volume of SPOT sales is driven primarily by SPOT Gen4TM, our refreshed SPOT Satellite GPS Messenger, which was launched in August 2020 as well as SPOT X®. Included in fourth quarter of 2020 sales were 8,500 units sold as part of our partnership with monthly subscription box service, Battlbox.

Loss from Operations

Loss from operations decreased $2.0 million, or 12%, to $15.1 million in the fourth quarter of 2020. This decrease was driven by higher revenue of $1.3 million and lower operating expenses of $0.7 million. Lower operating expenses resulted primarily from lower cost of subscriber equipment sales and asset impairment charges. Slightly higher marketing, general and administrative (MG&A) expenses and depreciation, amortization and accretion partially offset these decreases. The decrease in cost of subscriber equipment sales was generally consistent with the decrease in revenue from subscriber equipment sales. Lower asset impairment charges were due to the write-down of the carrying value of our former gateway site in Nicaragua based on the expected selling price of this property as of December 31, 2020.

Net Loss

Net loss was $21.7 million for the fourth quarter of 2020 compared to $37.7 million for the fourth quarter of 2019. Lower interest expense, changes in foreign currency exchange rates, and fluctuations in non-cash derivative valuation adjustments primarily impacted net loss during the respective periods.

Adjusted EBITDA

Adjusted EBITDA of $9.8 million for the quarter ended December 31, 2020 was generally flat from the prior year's fourth quarter. Lower revenue of $1.9 million was offset by a $1.9 million decrease in operating expenses (both excluding adjustments for non-cash or non-recurring items).

ANNUAL FINANCIAL REVIEW

Revenue

During the twelve months ended December 31, 2020, total revenue increased 1% to $128.5 million from $127.8 million in 2019, after excluding a non-recurring, out-of-period adjustment to Duplex service revenue that was recorded during the third quarter of 2019. The increase in total revenue was driven by higher service revenue of $3.7 million offset by lower revenue generated from subscriber equipment sales of $3.0 million.

This increase was due to higher engineering services revenue of $10.5 million, which was related primarily to a network feasibility study. Additionally, we recognized $2.9 million of revenue associated with a contract that was executed in 2007 for the construction of a gateway in Nigeria (as previously discussed). Lower subscriber-driven revenue totaling $9.8 million negatively impacted service revenue during 2020; this decrease was primarily due to lower Duplex and SPOT service revenue.

Duplex service revenue decreased during 2020 due to fewer average subscribers driven by normal churn in the base exceeding gross activations over the last twelve months. Notably, however, gross activations during 2020 were up from 2019. While lower priced service plans and promotional pricing during 2020 contributed to the increase in activations, these initiatives also lowered ARPU between the respective periods. Unfavorable exchange rate movements also reduced ARPU in 2020.

SPOT service revenue decreased during 2020 due primarily to lower ARPU. The decrease in ARPU was due primarily to lower pricing plans in place during the year that were originally rolled out in mid-2019. These plans include lower entry-level rates, as well as flex plans which attract seasonal users since they allow subscribers to suspend service when not in use. Fewer average subscribers also negatively impacted SPOT service revenue during 2020, consistent with the quarter over quarter discussion above. While churn was temporarily elevated during a portion of 2020, gross activations were 12% higher in 2020 from 2019. Competitive pricing and a change in consumer lifestyle following the start of the pandemic contributed to the record gross activations during the year.

Revenue from subscriber equipment sales was impacted primarily by fewer Commercial IoT sales, contributing $4.2 million to the total decrease in subscriber equipment sales revenue. The decline in Commercial IoT sales was due to the impact on demand from the pandemic and downturn in the oil and gas industry. As previously discussed, we have various initiatives underway to stimulate demand in a diverse range of markets, expand our product offerings, and leverage new reseller partnerships in order to grow sales.

Offsetting the unfavorable impact from Commercial IoT were higher sales of Duplex and SPOT equipment. Hardware pricing and product mix were the primary drivers of the increase in Duplex revenue. The increase in revenue from SPOT equipment was driven by a higher sales volume of SPOT X® and SPOT Gen4TM, our newest SPOT Satellite GPS Messenger, which was launched in August 2020. As previously discussed, included in our SPOT Gen4TM sales were 8,500 units sold to Battlbox, a subscription box service, in December 2020. We expect to see an increase in gross subscriber activations during 2021 following distribution of these boxes to Battlbox subscribers.

Loss from Operations

Loss from operations improved by $8.8 million, or 13%, during 2020 due to an $8.1 million decrease in operating expenses and a $0.7 million increase in total revenue (after excluding the out-of-period adjustment to Duplex service revenue previously discussed). The reduction in operating expenses was due to lower cost of services, cost of subscriber equipment sales and MG&A.

The decrease in cost of services was driven by lower maintenance costs due to revisions made with certain contracts to support our network as well as lower research and development costs due to the timing and scope of product development. The decrease in the cost of subscriber equipment sales was due primarily to the decline in volume of Commercial IoT equipment sales. The decrease in MG&A expenses was due to a $3.1 million write-off of certain financing costs during 2019 as well as lower subscriber acquisition costs and travel, both impacted by COVID-19.

Net (Loss) Income

Net loss was $109.6 million for 2020 compared to net income of $11.4 million for 2019 (after excluding the out-of-period adjustment to Duplex service revenue previously discussed). This fluctuation is due primarily to non-cash items, including a $142.2 million decrease in derivative gains, offset partially by an $14.1 million decrease in net interest expense and an $8.1 million decrease in operating expenses (as previously discussed). The conversion of the Thermo loan in February 2020 contributed to the derivative activity in both 2020 and 2019. Lower interest expense was impacted primarily by lower interest on the First Lien Facility Agreement (due to the modification of this agreement in November 2019, which reduced the principal amount outstanding, as well as lower LIBOR rates during 2020) and lower interest on the Thermo loan (due to its conversion in February 2020); these items were offset partially by higher interest expense for the Second Lien Facility Agreement entered into in November 2019.

Adjusted EBITDA

Adjusted EBITDA increased by 12% to $42.2 million in 2020 due primarily to a $2.6 million decrease in total revenue (for reasons previously discussed) and a $7.0 million decrease in operating expenses (both excluding adjustments for non-cash or non-recurring items).

Liquidity

Cash and cash equivalents were $13.3 million as of December 31, 2020, up from $7.6 million at December 31, 2019. We also have $54.7 million in restricted cash, which includes $51.1 million reserved for the final principal and interest payment under our first lien facility agreement in December 2022 and $3.6 million, which are equity proceeds received from warrants exercised through December 31, 2020, and is reserved for our second quarter of 2021 principal payment. Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include primarily operating costs, capital expenditures related to network expenditures and principal and interest payments. Our next scheduled principal payment is due in the second quarter of 2021 and is expected to be funded from the proceeds from the exercise of the remaining warrants issued to our second lien lenders that expire in March 2021. Through today, an additional 5.5 million warrants have been exercised at a price of $0.38 per share.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Denise Davila
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Service revenue	$28,781	$26,415	$113,191	$113,386
Subscriber equipment sales	4,391	5,420	15,296	18,332
Total revenue	33,172	31,835	128,487	131,718
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	8,796	8,992	34,751	37,456
Cost of subscriber equipment sales	3,653	4,554	13,268	15,763
Cost of subscriber equipment sales - reduction in the value of inventory	662	416	662	416
Marketing, general and administrative	10,331	9,710	41,738	45,233
Reduction in the value of long-lived assets	416	1,124	416	1,124
Depreciation, amortization and accretion	24,378	24,093	96,815	95,772
Total operating expenses	48,236	48,889	187,650	195,764
Loss from operations	(15,064)	(17,054)	(59,163)	(64,046)
Other (expense) income:
Interest income and expense, net of amounts capitalized	(11,513)	(22,315)	(48,429)	(62,464)
Derivative gain	1,333	2,793	2,897	145,073
Gain on legal settlement	—	—	—	120
Foreign currency gain (loss)	6,646	1,292	(727)	64
Other	(2,643)	(2,042)	(3,555)	(2,878)
Total other (expense) income	(6,177)	(20,272)	(49,814)	79,915
(Loss) income before income taxes	(21,241)	(37,326)	(108,977)	15,869
Income tax expense	493	421	662	545
Net (loss) income	$(21,734)	$(37,747)	$(109,639)	$15,324

(Loss) income per common share:
Basic	$(0.01)	$(0.03)	$(0.07)	$0.01
Diluted	(0.01)	(0.03)	(0.07)	(0.07)

Weighted-average shares outstanding:
Basic	1,671,561	1,452,614	1,642,359	1,450,768
Diluted	1,671,561	1,452,614	1,642,359	1,655,191

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net (loss) income	$(21,734)	$(37,747)	$(109,639)	$15,324

Interest income and expense, net	11,513	22,315	48,429	62,464
Derivative gain	(1,333)	(2,793)	(2,897)	(145,073)
Income tax expense	493	421	662	545
Depreciation, amortization, and accretion	24,378	24,093	96,815	95,772
EBITDA	13,317	6,289	33,370	29,032

Non-cash reduction in the value of inventory	662	416	662	416
Non-cash reduction in the value of long-lived assets	416	1,124	416	1,124
Non-cash compensation	1,783	1,595	5,808	6,162
Foreign exchange and other	(5,852)	(1,157)	1,629	235
Debt refinancing third party fees	308	2,451	1,113	5,232
Revenue recognition related to terminated contract	(2,915)	—	(2,915)	—
Non-cash settlement of pension plan	2,075	455	2,075	455
Non-cash adjustment to international operations	—	334	—	927
Merger and shareholder litigation costs (recovery)		(1,709)	—	(1,820)
Gain on legal settlement	—	—	—	(120)
Change to estimated impact upon adoption of ASC 606		—	—	(3,885)
Adjusted EBITDA (1)	$9,794	$9,798	$42,158	$37,758

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2020		2019		2020		2019
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex(2)	$7,703	$344	$9,414	$419	$33,878	$1,883	$39,794	$1,325
SPOT	11,319	2,472	12,265	1,960	46,417	8,176	50,461	7,617
Commercial IoT	4,146	1,532	4,395	3,074	17,174	5,140	16,972	9,300
Engineering and Other	5,613	43	341	(33)	15,722	97	2,274	90
	$28,781	$4,391	$26,415	$5,420	$113,191	$15,296	$109,501	$18,332

Average Subscribers
Duplex	48,420		54,352		50,116		56,856
SPOT	261,008		275,629		267,816		281,584
Commercial IoT	410,803		417,818		414,452		399,960
IGO and Other	27,373		26,969		27,264		27,481

ARPU (1)
Duplex(2)	$53.03		$57.74		$56.33		$58.33
SPOT	14.46		14.83		14.44		14.93
Commercial IoT	3.36		3.51		3.45		3.54

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
We recorded an out-of-period adjustment of $3.9 million during the third quarter of 2019 as a result of a change in the estimated impact of the adoption of ASC 606 on January 1, 2018. This adjustment, which increased Duplex service revenue, is excluded from service revenue and ARPU in the table above.